Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255841

AMENDMENT NO. 1 DATED MAY 12, 2022
to Prospectus Supplement dated August 12, 2021
(To Prospectus dated May 14, 2021)

Up to $14,385,585 of Shares

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated August 12, 2021 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated May 14, 2021 (File No. 333-255841) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), dated August 12, 2021 (the “Sales Agreement’), relating to shares of our common stock, par value $0.0001 per share, offered by the Prospectus Supplement and the Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Cantor Fitzgerald acting as our sales agent. As of May 11, 2022, we have offered and sold an aggregate of 4,420,813 shares of our common stock pursuant to the Sales Agreement with an aggregate offering price of $4,609,380, all of which shares were sold under General Instruction I.B.1 of Form S-3. Consequently, up to $45,390,620 remains available under the Sales Agreement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “VYNE.”

We are filing this Amendment to amend the Prospectus Supplement to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As of May 11, 2022, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $43,156,755, which was calculated based on 57,389,303 shares of our outstanding common stock held by non-affiliates as of May 11, 2022, and at a price of $0.752 per share, the closing price of our common stock on March 23, 2022. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares of our common stock pursuant to the Prospectus Supplement and the Prospectus, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. As of the date of this Amendment, we have not offered and sold any shares of our common stock pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $14,385,585 from time to time through Cantor Fitzgerald. If our public float increases such that we may sell additional amounts under the Sales Agreement, the Prospectus Supplement and the Prospectus, we will file another amendment to the Prospectus Supplement prior to making additional sales.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” in the Prospectus Supplement, the Prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus Supplement is May 12, 2022.